Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 1, 2013 with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. in the Registration Statement (Form S-3 to be filed on or about November 14, 2013) of Energy Transfer Equity, L.P., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 13, 2013